PROSPECTUS SUPPLEMENT (To Prospectus dated October 5, 2005)	Filed pursuant to Rule 424(b)(3) and 424(c) Commission File No. 333-113737

2,306,088 Shares

BUCA, INC.

Common Stock

This prospectus supplement supplements the prospectus dated October 5, 2005, which relates to the shares of our common stock that may be sold by the selling shareholders named therein.

This prospectus supplement supplements the discussion of our legal proceedings set forth in the Business section of the prospectus, at pages 56-57, and in the prospectus supplement dated November 9, 2005, at pages 24-25.

This prospectus supplement should be read in connection with, and may not be delivered or utilized without, the prospectus dated October 5, 2005, and the prospectus supplements dated October 14, 2005, November 4, 2005 and November 9, 2005. This prospectus supplement is qualified by reference to the prospectus and the prospectus supplements, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus dated October 5, 2005, or the prospectus supplements dated October 14, 2005, November 4, 2005 or November 9, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2005

The following updates information relating to certain of our material legal proceedings as previously reported in the prospectus. The terms “we,” “us” and “our” refer to BUCA, Inc. and its subsidiaries.

By order entered on November 9, 2005, the Hennepin County District Court in Minneapolis, Minnesota dismissed without prejudice the two derivative lawsuits that two shareholders had filed against us, five of our present directors, and three of our former officers, in March and April 2005. The court held that the plaintiff shareholders were required to make demand upon our Board of Directors in lieu of commencing a lawsuit.